RETENTION, SEPARATION AND RELEASE AGREEMENT

This Retention, Separation and Release Agreement (“Agreement”) is entered into as of this 4th day of November, 2005, between Matrix Bancorp, Inc. (the ‘Company”), Matrix Capital Bank (the “Bank”), Matrix Bancorp Trading, Inc., First Matrix Investment Services Corp., First Matrix, LLC, ABS School Services, LLC, Matrix Financial Services Corporation, Matrix Funding Corp., MTXC Realty Corp., Sterling Trust Company (“Sterling”), The Vintage Group, Inc., Vintage Delaware Holdings, Inc., EquiMor Holdings, Inc., MSCS Ventures, Inc., Charter Facilities Funding, LLC, Charter Facilities Funding III LLC and Community Development Funding I, LLC (collectively, the “Employers”) and David W. Kloos (the “Employee”).

RECITALS

WHEREAS, as of the date hereof, the Company has commenced a private placement offering of its common stock (the “Offering”), the proceeds of which are to be used to fund an issuer tender offer, in which certain members of the Company’s current senior management have agreed to tender all of their shares of common stock and resign upon completion of the Offering;

WHEREAS, the Company and Employee have agreed and desire to memorialize that, in consideration for Employee agreeing to cancel and terminate his existing Change of Control Agreement with the Company, dated as of October 28, 2003 (the “Change of Control Agreement”), Employee shall receive a payment from the Company upon closing of the Offering;

WHEREAS, the Company’s proposed new management team has requested that Employee remain with the Employers in his current position, performing his current duties and responsibilities, and at his current base salary through June 30, 2006 in order to ensure for a smooth transition; and

WHEREAS, the Employers and the Employee desire to set forth the terms upon which Employee will remain with Employers and the terms of Employee’s separation from employment with Employers thereafter.

NOW, THEREFORE, in consideration of the mutual promises and the terms and conditions set forth below and other obligations under this Agreement, the Employers and the Employee (collectively referred to as the “‘Parties”) hereby agree as follows:

AGREEMENT

1. Effectiveness of Agreement. This Agreement is effective as of the date first set forth above; provided, however, to the extent the Offering is not consummated, this Agreement shall be null and void and of no further effect.

2. Payments to Employee; Benefit Participation.

(a) Subject to Section 2(e) hereof, in consideration for Employee’s agreement to cancel and terminate his Change of Control Agreement with the Company, the Company agrees to provide Employee with a payment of seven hundred sixty five thousand dollars ($765,000) upon the closing of the Offering. Upon such payment, Employee’s Change of Control Agreement shall be terminated and be of no further effect.

(b) Subject to Section 2(e) hereof, at the close of business on each of March 31, 2006 and June 30, 2006, the Employee shall receive from the Company a retention payment amounting to eighty one thousand two hundred fifty dollars ($81,250.00), less any applicable income and employment taxes required to be withheld therefrom pursuant to Section 14 hereof (the “Retention Payment”). The Retention Payment shall be in addition to Employee’s current base salary as in effect on the date hereof, which shall continue to be paid, less any applicable income and employment taxes required to be withheld therefrom pursuant to Section 14 hereof. The payments to be provided hereunder shall be subject to Employees performance of his current duties and responsibilities (subject to oversight, direction and management by the Company’s new management) through June 30, 2006. Employers agree that provided that Employee satisfactorily performs his duties and responsibilities, it is the Employers’ intention to employ Employee through June 30, 2006. In the event of a dispute between the Employers and the Employee over whether Employee has properly performed his duties and responsibilities hereunder, the Compensation Committee shall consider whether Employee's performance was in accordance with the known published policies and procedures of Employers, and shall determine whether to withhold payments due to Employee hereunder, in whole or in part. To the extent that Employee disagrees with the decision of the Compensation Committee, Employee may utilize the dispute resolution procedures provided for in this Agreement.

(c) Employee shall continue to receive his usual and customary board fees for attending meetings of the board of directors of the Bank and Sterling for so long as he shall remain a member of such boards of directors.

(d) Until the Termination Date, Employee shall continue to participate in such benefits that are offered by the Employers generally to all employees.

(e) (i) Notwithstanding anything herein to the contrary, the payments to be made by Employers pursuant to this Section 2, as well as the payments to be made pursuant to a Stock Option Cancellation Agreement between the Company and Employee shall not exceed, in the aggregate, the safe harbor amounts set forth under Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

(ii)  For purposes of this Section 2(e), in the event there is any disagreement between Employee and the Employers as to whether one or more payments to which Employee becomes entitled hereunder constitute “parachute payments” under Section 280G of the Code or as to whether the aggregate of such payments constitute “excess parachute payments” under the Code, such dispute will be resolved as follows:

(x) In the event temporary, proposed or final regulations in effect at the time under Section 280G of the Code (or applicable judicial decisions) specifically address the status of any such payment or the method of valuation therefor, the characterization afforded to such payment by the regulations (or such decisions) will, together with the applicable valuation methodology, be controlling.

(y) In the event regulations (or applicable judicial decisions) do not address the status of any payment in dispute, the matter will be submitted for resolution to a nationally-recognized independent accounting firm mutually acceptable to Employee and the Employers (“Independent Accountant”). The resolution reached by the Independent Accountant will be final and controlling; provided, however, that if in the judgment of the Independent Accountant, the status of the payment in dispute can be resolved through the obtainment of a private letter ruling from the Internal Revenue Service, a formal and proper request for such ruling will be prepared and submitted, and the determination made by the Internal Revenue Service in the issued ruling will be controlling. Employee shall share equally in the expenses incurred in connection with the retention of the Independent Accountant and (if applicable) the preparation and submission of the ruling request until Employee shall have expended $5,000 and, thereafter, any additional expenses shall be borne solely by the Employers.

3. Termination of Employment Relationships. Subject to Section 17 hereof, the employment relationships between the Employee and the Employers shall terminate on June 30, 2006 (the “Termination Date”). Effective as of the Termination Date, the Employee agrees to resign all officer and employee positions (including all responsibilities attendant thereto) with each of the Employers, his membership on all Boards of Directors and Committees of each of the Employers and his positions as trustee or administrator with respect to any statutory business trusts formed by the Company.

4. Benefits. (a) For a period of twelve (12) months from the Termination Date, which Termination Date shall be the “qualifying event” date under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Employee shall have the right to continue coverage under the Company’s medical and dental insurance programs as provided by COBRA, which coverage shall be provided at the Company’s expense.

(b) Except as set forth in this Section 4 and as required by applicable law, the Employee shall not be entitled to participate in any benefit plans or programs provided to employees of the Employers following the Termination Date.

5. No Other Payments Due. Except as provided in Section 2 and Section 4 hereof, the Employee shall not be entitled to any payments or other benefits following the Termination Date. The Employee further acknowledges that, subject to the above-referenced exceptions, there is no other compensation arising out of or as a result of his employment by the Employers.

6. Release and Indemnification. (a) In consideration of the above, the sufficiency of which the Employee hereby acknowledges, the Employee, as of the Termination Date, on behalf of the Employee and the Employee’s heirs, executors and assigns, agrees to release and forever discharge the Employers and each of the Employers’ shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Employers, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Employee may have arising from or relating to the Employee’s employment relationships or termination from such relationships with the Employers, including a release of any rights or claims the Employee may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Age Discrimination in Employment Act; the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the National Labor Relations Act; the Colorado Labor Peace Act; the Employee Retirement Income Security Act of 1974, as amended (other than any accrued benefit(s) to which the Employee has a non-forfeitable right under any pension benefit plan)(which prohibits discrimination with regard to benefits); the Worker Adjustment and Retraining Notification Act; the Colorado Anti-Discrimination Act; the Fair Labor Standards Act; the Colorado Wage Claim Act; and any other federal, state or local laws against discrimination; or any other U.S. federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. The release provided for herein includes a release by the Employee of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Employee’s employment relationships with or resignation or termination from each of the Employers. The Employee understands that this is a general waiver and release of all claims, known or unknown, that the Employee may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date the Employee signs this Agreement. This release does not release the Employers from any obligations due to the Employee under this Agreement, or from any rights, claims or coverages to which Employee may be entitled in respect of or under any former, current or future insurance policies of the Employers and their affiliates; provided, however, that Employee specifically agrees to waive all rights, claims and coverages to which Employee may be entitled under the Bank Owned Life Insurance and/or Company Owned Life Insurance policies.

(b)  In consideration of the above, the sufficiency of which the Employers hereby acknowledge, as of the Termination Date, the Employers and their successors and assigns agree to release and forever discharge the Employee and the Employee’s heirs, executors and assigns, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of their period of employment with the Employers to the Termination Date, except for breaches regarding disclosure of confidential information or for conduct involving theft, fraud or embezzlement.

(c) It is a condition hereof, and it is the Parties’ intention in the execution of the general release in this Section 6, that the same shall be effective as a bar to each and every claim hereinabove specified.

(d) Through the Termination Date and from and after the Termination Date, the Employers shall indemnify and hold harmless the Employee against any costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the Termination Date, whether asserted or claimed prior to, at or after the Termination Date, arising in whole or in part out of or pertaining to the fact that he was a director, officer, manager, trustee, administrator or employee of the Employers, any affiliate thereof or of the Employers’ 401(k) Plan, to the fullest extent which such Employee would be entitled under the Amended and Restated Articles of Incorporation and Bylaws (or similar charter or other organizational documents) of the Employers or any such affiliate thereof, and the corporate laws of the respective jurisdictions of the Employers and such affiliates thereof as in effect on the date hereof.

7. No Admission. This Agreement is not an admission by either the Employee or the Employers of any wrongdoing or liability.

8. No Authority to Bind the Employers. As of the Termination Date, neither the Employee, nor any partner, agent or employee of the Employee, has authority to enter into any contracts that bind one or more of the Employers or create obligations on the part of any of the Employers.

9. Non-Disparagement. As of the Termination Date, the Employee agrees not to make any oral or written statements or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business, prospects or operations of the Employers or any of their respective directors or executive officers or any persons related to the foregoing. As of the Termination Date, the Employers further agree not to, and to use their reasonable best efforts to ensure that their directors and executive officers will not, make any oral or written statements to employees of the Company or other outside individuals or otherwise engage in any act which is intended or may reasonably be expected to harm the reputation, business or prospects of the Employee.

10. Confidentiality; No Solicitation. (a) The Employee recognizes and acknowledges that the Employers’ and their affiliates’ trade secrets and confidential or proprietary information, are valuable, special and unique assets of their respective businesses. For purposes of this Agreement, a trade secret or confidential or proprietary information shall mean and include information treated as confidential or as a trade secret by the Employers or their affiliates, including but not limited to information regarding contemplated products, business and financial methods or practices, marketing techniques, customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, pricing, price lists, or other data, business plans, litigation, regulatory investigations, strategy, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, other plans (technical or otherwise), customer and industry lists, supplier lists, correspondence, internal reports, personnel files, employee compensation, sales and advertising material which is or was used in the business of the Employers or their affiliates.

(b)  As of the Termination Date, the Employee will not, in whole or in part, disclose such trade secrets or confidential or proprietary information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Employers) under any circumstances unless compelled to do so by applicable law. The Employee’s obligation under this Section shall not apply to any information that is generally available to the public, hereafter becomes available to the public without the fault of the Employee or is considered to be generic industry practice. The Employee agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Employers and the Employee shall return to the Employers the originals and all copies of any such information provided to or acquired by the Employee in connection with the performance of his duties for the Employers, and shall return to the Employers all files, correspondence and/or other communications received, maintained and/or originated by the Employee during the course of his relationship with the Employers, and no copy of any such information shall be retained by him.

(c)  The Employee acknowledges that the agreements and covenants contained in this Section are essential to protect the value of the Employers’ respective businesses and assets and by virtue of his relationship with the Employers, the Employee has obtained knowledge, contacts, know-how, training, experience and other information relating to the Employers’ business operations, and there is a substantial probability that such knowledge, know-how, negative know-how, contacts, training, experience and information could be used to the substantial advantage of a competitor of the Employers and to the Employers’ substantial detriment. Accordingly, the Employee agrees that for a period of twelve (12) months from the Termination Date, the Employee will not directly or indirectly, by or for himself, or as the agent of another:

(i) In any way solicit, induce or hire or attempt to solicit, induce or hire any employee, officer, representative, consultant, or other agent of the Employers or any of their affiliates (whether such person is presently employed by the Employers or any such affiliate or may hereinafter be so employed), to leave the employ of the Employers or any such affiliate or otherwise interfere with the employment or business relationship between any such person and the Employers;

(ii) In any way solicit, induce or hire or attempt to solicit, induce or hire any former employee, officer, representative, consultant or other agent of the Employers or any of their affiliates, except for any employee, officer, representative, consultant or agent who is terminated by the Employers or any of their affiliates for other than cause; or otherwise interfere with the employment or business relationship between any such person and the Employers; or

(iii) In any way solicit or attempt to divert any clients or customers of the Employers or any of their affiliates as of or prior to the Termination Date for the purpose of obtaining an economic benefit. Employee warrants that these provisions will not unreasonably interfere with Employee’s ability to earn a living or to pursue Employee’s occupation after the Termination Date.

(d) It is the desire and intent of the Parties that the provisions of this Section shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section shall be adjudicated to be invalid or unenforceable, this Section shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

(e)  If there is a breach or threatened breach of the provisions of this Section, the Employers or their affiliates shall be entitled to an injunction restraining the Employee from such breach. Nothing herein shall be construed as prohibiting the Employers from pursuing any other remedies for such breach.

11. Return of Property. Not later than the Termination Date, the Employee shall return all the Employers’ property in the Employee’s possession, including, but not limited to, the Employers’ keys, credit cards, computer software and peripherals and originals or copies of books, records, or other information pertaining to the Employers’ businesses, including any Employer information regarding Employers on Employee’s personal computers.

12. Cooperation in Legal and Other Matters. After the Termination Date, the Employee shall, at the request of the Employers, reasonably assist and cooperate with the Employers in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Employers and a third party or any government body. The Employers shall reimburse the Employee for all reasonable expenses incurred by him in connection with such assistance including, without limitation, travel expenses.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to the principles of conflict of laws.

14. Taxes. All payments to be made hereunder shall be net of all applicable income and employment taxes required to be withheld therefrom.

15. Complete Agreement; Amendments. This Agreement represents the complete agreement between the Employee and the Employers concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including without limitation the terms of any and all prior employment agreements. In executing this Agreement, none of the Parties has relied or is relying on any representation with respect to the subject matter of this Agreement or any representation inducing the execution of this Agreement except those representations as are expressly set forth in this Agreement, and the Parties acknowledge that each has relied on their own judgment in entering into this Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

16. Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

17. Age Discrimination. Pursuant to the Older Workers Benefit Protection Act, the Parties acknowledge and agree that (i) the Employee has twenty-one (21) days from his receipt of this Agreement in which to consider the terms of this Agreement (including, without limitation, each party’s release and waiver of any and all claims under the Age Discrimination in Employment Act) before executing it, (ii) changes to the terms of this Agreement, whether material or immaterial, will not restart this twenty-one (21) day period, (iii) Employee will have seven (7) days after his execution of this Agreement in which to revoke this Agreement, in which event a written notice of revocation must be received by the Company on or before the seventh day, and (iv) this Agreement will not become effective and enforceable until the seven (7) day revocation period has expired without revocation of the Agreement by the Employee. If you choose to sign the Agreement before the end of the twenty-one (21) day period referenced in the prior sentence, you certify that you did so voluntarily for your own benefit and not because of coercion.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19. Arbitration. Before beginning the binding arbitration mechanism set forth in this Section 19, the Parties shall first participate in mediation of any dispute arising under this Agreement. The mediator shall be chosen by the Parties, or, if the parties cannot agree, by the American Arbitration Association. At least ten (10) days before the mediation, each side shall provide the mediator with a statement of its position and copies of all supporting documents. Each party shall send to the mediation, a person who has authority to bind the party. Once the Parties have participated in the mediation, and in the event the dispute between the Parties has not been settled, either Party may invoke the binding arbitration provisions in this Section 19.

Each of the Parties to this Agreement hereby voluntarily and knowingly waives any and all rights to civil trial by jury as to any dispute or claim arising out of or relating to this Agreement, except when temporary or preliminary injunctive relief is necessary as a result of a breach or threatened breach of Section 10 above or other situation where injunctive relief is necessary in order to prevent irreparable harm, either party may seek injunctive relief from a court of competent jurisdiction in the county of Denver, in the State of Colorado and the parties consent to personal jurisdiction in such court. Each of the Parties further agrees that any such dispute or claim will be exclusively and finally settled by binding arbitration in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The exclusive venue for any such arbitration shall be the county of Denver, in the State of Colorado. The arbitrator shall apply Colorado law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

The decision of the arbitrator shall be binding upon the Parties. The Employers shall bear the fees of the arbitrator and the fee of the American Arbitration Association. Other costs and attorneys’ fees will be borne by the party that incurs them. The arbitrator shall award the prevailing party reasonable attorney fees and costs in such proportion as the arbitrator decides. Notwithstanding anything to the contrary, either party may no more than 90 nor less than 30 days before the arbitration, serve a discovery request seeking any document that would be discoverable in civil litigation. Responses to such requests shall be due 20 days after service. Thereafter, each party shall be allowed to take three (3) depositions of no more than four (4) hours each. The arbitrator may resolve any discovery disputes as they would be resolved in civil litigation.

20. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight carrier service to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Employers:

Matrix Bancorp, Inc.
700 17th Street, Suite 2100
Denver, Colorado 80202
Attention: Corporate Secretary

Fax: (303) 390-0952

With a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Attention: Norman B. Antin, Esq.
Jeffrey D. Haas, Esq.
Fax: (202) 457-6315

If to the Employee:

David W. Kloos
1377 Goldmine Lane
Evergreen, CO 80439

21. Press Releases. The Parties shall consult with each other before issuing any press release with respect to the subject matter of this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other Parties, which shall not be unreasonably withheld; provided, however, that the Company may, without the prior consent of the Employee (but after consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may be required by law or the rules and regulations of the Nasdaq Stock Market.

22. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or on behalf of the parties hereto, with the full intent of releasing all claims. Each party acknowledges that (i) they have been advised by the other to consult an attorney regarding any potential claims as well as the terms and conditions of this Agreement before executing it, (ii) they have read the Agreement and they fully understand the terms of this Agreement including, without limitation, the significance and consequences of the general release in Section 6 hereof, (iii) they are executing this Agreement in exchange for consideration in addition to anything of value to which they are entitled, and (iv) they are fully satisfied with the terms of this Agreement and are executing this Agreement voluntarily, knowingly and willingly and without duress.

[Signature Page Follows]

The parties to this Agreement have executed this Agreement as of the day and first written above.

MATRIX BANCORP, INC.

By: /s/ D. MARK SPENCER
Name: D. Mark Spencer
Title: President

MATRIX CAPITAL BANK

By: /s/ D. MARK SPENCER
Name: D. Mark Spencer
Title: President

MATRIX BANCORP TRADING, INC.

By: /s/ T. ALLEN MCCONNELL
Name: T. Allen McConnell
Title: Secretary

FIRST MATRIX INVESTMENT SERVICES CORP.

By: /s/ BRIAN CURD
Name: Brian Curd
Title: President

FIRST MATRIX, LLC

By: /s/ BRIAN CURD
Name: Brian Curd
Title: President

ABS SCHOOL SERVICES, LLC

By: /s/ D. MARK SPENCER
Name: D. Mark Spencer
Title: Chief Executive Officer

MATRIX FINANCIAL SERVICES CORPORATION

By: /s/ PATRICK HOWARD
Name: Patrick Howard
Title: President

MATRIX FUNDING CORP.

By: /s/ RICHARD V. SCHMITZ
Name: Richard V. Schmitz
Title: President

MTXC REALTY CORP.

By: /s/ RICHARD V. SCHMITZ
Name: Richard V. Schmitz
Title: President

STERLING TRUST COMPANY

By: /s/ PAUL SKRETNY
Name: Paul Skretny
Title: President

THE VINTAGE GROUP, INC.

By: /s/ PAUL SKRETNY
Name: Paul Skretny
Title: President

VINTAGE DELAWARE HOLDINGS, INC.

By: /s/ DAVID W. KLOOS
Name: David W. Kloos
Title: President

EQUIMOR HOLDINGS, INC.

By: /s/ D. MARK SPENCER
Name: D. Mark Spencer
Title: President

MSCS VENTURES, INC.

By: /s/ T. ALLEN MCCONNELL
Name: T. Allen McConnell
Title: Secretary

CHARTER FACILITIES FUNDING, LLC

By: /s/ BRIAN CURD
Name: Brian Curd
Title: Manager

CHARTER FACILITIES FUNDING III, LLC

By: /s/ BRIAN CURD
Name: Brian Curd
Title: Manager

COMMUNITY DEVELOPMENT FUNDING I, LLC

By: /s/ D. MARK SPENCER
Name: D. Mark Spencer
Title: Manager

DAVID W. KLOOS

/s/ DAVID W. KLOOS